Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196331

Prospectus Supplement No. 2

(to prospectus dated May 6, 2015)

Sophiris Bio Inc.

This Prospectus Supplement No. 2 supplements and amends the prospectus dated May 6, 2015, or the Original Prospectus, and Prospectus Supplement No. 1 thereto, dated May 15, 2015, which we refer to collectively to as the Prospectus, relating to the sale of an aggregate of 3,409,629 of our common shares, no par value, by the selling shareholder identified in the Original Prospectus.

On May 28, 2015, we filed with the Securities and Exchange Commission a Current Report on Form 8-K to report the voting results from our Annual General Meeting held on May 27, 2015. The information set forth below supplements and amends the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

The prices at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling shareholder. However, we may receive proceeds of up to $15.0 million from the sale of our common shares to the selling shareholder, pursuant to a common stock purchase agreement entered into with the selling shareholder on May 16, 2014, including proceeds that we have already received thereunder.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling shareholder will be paid by the selling shareholder.

Our common shares trade on the NASDAQ Global Market, or NASDAQ, under the ticker symbol “SPHS”. On May 28, 2015, the last reported sale price per common share was $1.11 per share.

This investment involves risks. See “Risk Factors” on page 7 of the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is May 29, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 27, 2015

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07          Submission of Matters to a Vote of Security Holders.

The 2015 Annual General Meeting of Shareholders (the “Annual Meeting”) of Sophiris Bio Inc. (the “Company”) was held on May 27, 2015. As of April 6, 2015, the record date for the Annual Meeting, 16,844,736 shares of common stock were issued and outstanding and entitled to vote at the Annual Meeting. A summary of the matters voted upon by shareholders at the Annual Meeting is set forth below.

Proposal 1. Election of Directors

The Company’s shareholders elected the six persons listed below as directors, each to serve until the Company’s 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The final voting results are as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Lars Ekman, Ph.D., M.D.	3,162,540	53,863	6,786,566
John (Jack) Geltosky, Ph.D.	3,185,560	30,843	6,786,566
Jim Heppell	3,158,723	57,680	6,786,566
Gerald T. Proehl	3,185,560	30,843	6,786,566
Joseph L.Turner	3,194,351	22,052	6,786,566
Randall E. Woods	3,164,992	51,411	6,786,566

Proposal 2. Appointment of Independent Registered Public Accounting Firm

The Company’s shareholders appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The final voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,753,949	-	249,020	-

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

May 28, 2015	By:	/s/ Peter Slover
Name: Peter Slover
Title: Chief Financial Officer